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                                                                    Exhibit 3.01

             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION


                                       OF


                                 VISTACARE, INC.


                                   * * * * * *



      The undersigned, the President and Secretary of VISTACARE, INC. (the "Corporation"), hereby certify that:

      1.    (a) The name of the Corporation is VISTACARE, INC.

            (b) The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of Delaware was May 28, 1998.

            (c) The Corporations's original Certificate of Incorporation was amended and restated by a First Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on July 17, 1998.

            (d) The Corporation's Certificate of Incorporation was further amended and restated by a Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on December 30, 1998.

      2. The Certificate of Incorporation of the Corporation is hereby further amended by striking out Article FOURTH thereof and by substituting in lieu thereof the new Article FOURTH which is set forth in the Third Amended and Restated Certificate of Incorporation hereinafter provided for.
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      3. The provisions of the Certificate of Incorporation, as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled the Third Amended and Restated Certificate of Incorporation of VISTACARE, INC.

      4. The amendments and the restatement of the Certificate of Incorporation have been duly adopted by both the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

      5. The Certificate of Incorporation of the Corporation, as amended and restated herein, shall upon the effective date of this Third Amended and Restated Certificate, read as follows:

      FIRST. The name of the Corporation is VistaCare, Inc.

      SECOND. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

      THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 41,300,000 shares, consisting of
(i) 35,000,000 shares of Class A Common Stock, $.01 par value per share ("Class A Common Stock"), (ii) 1,000,000 shares of

Class B Common Stock, $.01 par value per share ("Class B Common Stock"), (iii) 3,300,000 shares of Class C Common Stock, $.01 par value per share ("Class C Common Stock") and (iv) 2,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"), 404,500 shares of which are designated as Series A-1 Preferred Stock, $.01 par value per share (the "Series A-1 Preferred Stock"), 29,500 shares of which are designated as Series A-2 Preferred Stock, $.01 par value per share (the "Series A-2 Preferred Stock" and together with the Series A-1 Preferred Stock, the "Series A Preferred Stock"), 485,000 shares of which are designated as Series B Convertible Preferred Stock, $.01 par value per share (the "Series B Preferred Stock"), 402,500 shares of which are designated as Series C Convertible Preferred Stock, $.01 par value per share (the "Series C Preferred Stock"), and 65,000 shares of which are designated as Series D Convertible Preferred Stock, $.01 par value per share (the "Series D Preferred Stock"). The term "Common Stock" as used herein without reference to the Class A Common Stock, the Class B Common Stock or the Class C Common Stock shall mean all of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock. The term "Preferred Stock" as used herein without reference to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock shall mean all of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock. The term "Convertible Preferred Stock"

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shall mean all of the Series B Preferred Stock, Series C Preferred Stock and
Series D Preferred Stock.

      The following is a statement of the designations and powers, privileges and rights, and qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

      A. COMMON STOCK.

      1. General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the "Board").

      2. Ranking. Except as provided in Section A(3) below, Class A Common Stock, Class B Common Stock and Class C Common Stock shall be identical in all respects and shall have the same powers, privileges and rights, and qualifications, limitations and restrictions.

      3. Voting. The holders of Class A Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). The holders of Class B Common Stock and Class C Common Stock shall have no right to vote except as may be required by applicable law. There shall be no cumulative voting.

      4. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board and subject to any preferential dividend rights of any then outstanding Preferred Stock. Notwithstanding the foregoing, no dividends (other than dividends payable solely in shares

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of Common Stock) shall be declared or paid on the Common Stock at any time after the Mandatory Redemption Date (as defined in Section B(6)(a) below) for so long as any shares of Preferred Stock remain outstanding.

      5. Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

      6. Conversion of Class B Common Stock and Class C Common Stock. At any time, each share of Class B Common Stock may, at the option of the holder thereof, be converted into one fully paid and nonassessable share of Class A Common Stock. Simultaneously with or at any time following a Qualified Initial Public Offering (as defined in Section B(5)(a) below), each share of Class C Common Stock may, at the option of the holder thereof, be converted into one fully paid and nonassessable share of Class A Common Stock.

      B. PREFERRED STOCK.

      Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein or in the resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes unless expressly provided.

      Authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by Delaware General Corporation Law. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise specifically provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

      All references to Sections below shall refer to such Sections as they appear in Section B of Article FOURTH herein.

      1.    Dividends.

      (a) No dividends shall accrue or be paid on the Series A Preferred Stock, except as provided in Section 1(c).

      (b) From the date of issuance until the Mandatory Redemption Date, cash dividends shall accrue on outstanding shares of Convertible Preferred Stock at the rate of 10% per annum, compounded semi-annually, of the applicable Original Issue Price thereof (as specified in Section 1(c) and adjusted for any stock splits, stock dividends, recapitalizations and similar events), provided that such accrual shall be solely for purposes of determining the amount payable pursuant to Sections 1(c) and 6 hereof.

      (c) From and after the Mandatory Redemption Date, cash dividends shall accrue on outstanding shares of Preferred Stock at the rate of 15% per annum, compounded semi-annually, of the sum of (i) the applicable Original Issue Price (as adjusted for any stock splits, stock dividends, recapitalizations and similar events), plus (ii) in the case of the Convertible Preferred Stock, the amount of accrued and unpaid dividends thereon pursuant to Section 1(b). The Original Issue Price of the Series A Preferred Stock shall be $9.90. The Original Issue Price of the Series B Preferred Stock shall be $50.00. The Original Issue Price of the Series C Preferred Stock shall be $4.00. The Original Issue Price of the Series D Preferred Stock shall be $50.00.

      (d) The dividends on the Preferred Stock specified in Sections 1(b) and 1(c) shall be payable only when, as and if declared by the Board and only out of funds that are legally available therefor.

      (e) So long as any shares of Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any other capital stock of the Corporation ("Junior Stock"), nor shall any Junior Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation (except for repurchases of shares of capital stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation at a price equal to the original issue price thereof or in exercise of the Corporation's right of first refusal upon a proposed transfer) until all dividends set forth in Sections 1(b) and 1(c) above on the Preferred Stock shall have been paid. In the event dividends are paid on any shares of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Convertible Preferred Stock in an amount per share equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(e) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Corporation that is approved by at least 75% of the members of the Board.

      2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.



      (a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Preferred Stock shall be entitled to be paid out of the assets of the Corporation in respect of each share of Preferred Stock an amount equal to the applicable Original Issue Price thereof (as set forth in Section 1(c)) (as adjusted for any stock splits, stock dividends, recapitalizations and similar events) plus any accrued but unpaid dividends thereon. If upon any such liquidation, dissolution or winding up of the Corporation the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of Preferred Stock the full amounts to which they shall be entitled, the holders of Preferred Stock shall share ratably in any distribution of the assets of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the Preferred Stock held by them upon such distribution if all amounts payable on or with respect to the Preferred Stock were paid in full.

      (b) After the payment in full of all preferential amounts required to be paid to the holders of Preferred Stock as set forth in Section 2(a) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of Common Stock.

      (c) In the event of any merger or consolidation of the Corporation into or with another corporation (except a merger or consolidation with a wholly-owned subsidiary in which the Corporation is the surviving corporation) or the sale or other disposition of more than 50% of the assets of the Corporation, if (i) the holders of a majority of the then outstanding shares of Series A Preferred Stock and (ii) the holders of Convertible Preferred Stock representing a majority of the voting power of the Convertible Preferred Stock both so elect by giving written notice to the Corporation at least ten (10) days before the effective date of such event that the holders of a majority of each of the Series A Preferred Stock and the holders of Convertible Preferred Stock representing a majority of the voting power of the Convertible Preferred Stock have elected to receive the distribution set forth below in this Section 2(c), then such merger, consolidation or asset sale shall be deemed to be a liquidation of the Corporation, and all consideration payable to the stockholders of the Corporation (in the case of a merger or consolidation), or all consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale), shall be distributed to the holders of capital stock of the Corporation in accordance with Sections 2(a) and 2(b) above. The Corporation shall promptly provide to the holders of shares of Preferred Stock such information concerning the terms of such merger, consolidation or asset sale and the value of the assets of the Corporation as may reasonably be requested by the holders of Preferred Stock in order to assist them in determining whether to make such an election. If the holders of Preferred Stock make such an election,

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the Corporation shall use its best efforts to amend the agreement or plan of merger or consolidation to adjust the rate at which the shares of capital stock of the Corporation are converted into or exchanged for cash, new securities or other property to give effect to such election. The amount deemed distributed to the holders of Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board.

      3.    Voting.

      (a) Except as otherwise provided herein or as required by law, the Series A Preferred Stock shall have no vote.

      (b) Except as otherwise provided herein or as required by law, the Convertible Preferred Stock shall be voted with the shares of Class A Common Stock and not as a separate class, at any annual or special meeting of shareholders of the Corporation, and may act by written consent in the same manner as the Class A Common Stock in either case upon the following basis: each holder of shares of Convertible Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Class A Common Stock into which such holder's aggregate number of shares of Convertible Preferred Stock are convertible pursuant to Section 4 hereof immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

      (c) In addition to any other vote or consent required herein or by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of (i) two-thirds or more of the then outstanding shares of Series A Preferred Stock voting or acting as a separate class and (ii) Convertible Preferred Stock representing two-thirds or more of the voting power of the Convertible Preferred Stock voting or acting as a separate class:

                  (i) amend the rights, preferences or privileges of any series of Preferred Stock;

                  (ii) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation (including any filing of a Certificate of Designation) or By-laws so as to adversely affect the voting powers, preferences, redemption rights or other special rights or privileges of any series of Preferred Stock; provided, however, that any amendment of the Corporation's Certificate of Incorporation to authorize a class or series of capital stock that, in accordance with Section 3(c)(iv), may be authorized and issued without the vote or consent of the holders of Series A Preferred Stock and Convertible Preferred Stock, each voting or acting as a separate class, shall not be deemed to adversely affect the voting powers, preferences, redemption rights or other special rights of any series of Preferred Stock;

                  (iii) authorize or issue any new or existing class or series of capital stock having any preference or priority as to dividends or assets superior to any such preference or priority of the Series A Preferred Stock or the Convertible Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends or assets superior to any such preference or priority of the Series A Preferred Stock or Convertible Preferred Stock;

                  (iv) authorize or issue, (A) any new or existing class or series of capital stock having any preference or priority as to dividends or assets on a parity with any such preference or priority of the Series A Preferred Stock or the Convertible Preferred Stock or (B) any shares of stock of any class or bonds, debentures, notes or other obligations convertible into or exchangeable for, or having rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends or assets on a parity with any such preference or priority of the Series A Preferred Stock or Convertible Preferred Stock, other than shares of Preferred Stock convertible into Class A Common Stock at an effective price per share of Class A Common Stock (determined in accordance with Sections 4(d)(iii) and 4(d)(v)) which is greater than the sum of (A) the Conversion Price for the Series B Preferred Stock then in effect and (B) $1.00 (which amount shall be appropriately adjusted (as though it were the Conversion Price) for stock splits, stock dividends, stock combinations and similar events affecting the Common Stock), the authorization or issuance of which shall not require the vote or consent of the holders of Series A Preferred Stock or Convertible Preferred Stock, each voting as a separate class;

                  (v) reclassify any securities of the Corporation;

                  (vi) merge or consolidate into or with any other corporation or other entity (if as a consequence of such merger or consolidation, those persons who hold all of the voting shares of the Corporation immediately prior to such transaction fail to hold at least a majority of the voting shares of the surviving or resulting corporation immediately after such transaction) or sell all or substantially all of the Corporation's assets; provided, however, that no vote or consent of the holders of Series A Preferred Stock or Convertible Preferred Stock, each voting or acting as a separate class, shall be required if pursuant to such merger, consolidation or sale of assets the holders of Common Stock (assuming the conversion of all outstanding Convertible Preferred Stock) would be entitled to receive cash in an amount equal to or greater than three times the Conversion Price for the Series B Preferred Stock then in effect;

                  (vii) effect a liquidation of the assets of the Corporation;

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                  (viii)  permit the sale by any subsidiary of the
      Corporation of its securities to any entity other than the Corporation;
      or

                  (ix) pay dividends on, or redeem or repurchase shares of, any securities of the Corporation other than (i) repurchases of shares of capital stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation at a price equal to the original issue price of such shares or in exercise of the Corporation's right of first refusal upon a proposed transfer and (ii) dividends on or redemptions of the Preferred Stock in accordance with this Certificate of Incorporation.

      4. Optional Conversion of Convertible Preferred Stock. The holders of Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

      (a) Right to Convert. Each share of Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the Original Issue Price of the share being converted (as adjusted for any stock splits, stock dividends, recapitalizations and similar events) by the applicable Conversion Price (as defined below) in effect at the time of conversion for each share. The "Conversion Price" for the Series B Preferred Stock, the Series C Preferred Stock

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and the Series D Preferred Stock shall initially be $2.21, $4.00 and $1.70, respectively. Such initial Conversion Prices, and the rate at which shares of Convertible Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided below.

      In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Convertible Preferred Stock.

      (b) Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of the Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective applicable Conversion Price.

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      (c) Mechanics of Conversion.


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            (i) In order for a holder of Convertible Preferred Stock to convert shares of Convertible Preferred Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates for such shares of Convertible Preferred Stock, at the office of the transfer agent for the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Convertible Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Convertible Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Class A Common

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Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

            (ii) The Corporation shall at all times when the Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Convertible Preferred Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Convertible Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Class A Common Stock issuable upon conversion of any series of Convertible Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class A Common Stock at such adjusted Conversion Price.

            (iii) Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared or accrued but unpaid dividends on the Convertible Preferred Stock surrendered for conversion or upon the Class A Common Stock delivered upon conversion.

            (iv) All shares of Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except

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only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor. Any shares of Convertible Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation (without the need for shareholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be.

            (v) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock upon conversion of shares of Convertible Preferred Stock pursuant to this Section 4.

      (d) Adjustment to Conversion Price for Diluting Issues.

            (i) Special Definitions. For the purposes of this Section 4(d), the following definitions shall apply:

            (A) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding options described in Subsection 4(d)(i)(D)(IV) below.

            (B) "Original Issue Date" shall mean, with respect to the Series B Preferred Stock, the date on which a share of Series B Preferred Stock was first issued, with respect to the Series C Preferred Stock, the date on which a share of Series C Preferred Stock was first issued, and with respect to the Series D Preferred Stock, the date on which a share of Series D Preferred Stock was first issued.

            (C) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

            (D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

         (I) upon conversion of shares of Convertible Preferred Stock outstanding from time to time;

         (II)  as a dividend or distribution on Convertible Preferred Stock;

         (III) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4(e), 4(f), 4(g) or 4(h) below;

         (IV) to employees or directors of, or consultants to, the Corporation pursuant to a plan adopted by the Board;

         (V) pursuant to any equipment leasing arrangement or senior debt financing from a bank or similar financial institution, provided such shares, in the aggregate, represent (on a Common Stock equivalent basis) less than 5% of the outstanding Common Stock; or

         (VI) issued in connection with strategic joint ventures, partnerships and manufacturing, marketing, supplier, vendor or distribution arrangements, approved by the Board.

            (ii) No Adjustment to Conversion Price. No adjustment in the number of shares of Class A Common Stock into which any series of

Convertible Preferred Stock is convertible shall be made, by adjustment in the Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Subsection 4(d)(v)) for Additional Shares of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock, or (b) if prior to such issuance, the Corporation receives written notice from the holders of Convertible Preferred Stock convertible into at least two-thirds of the total number of shares of Class A Common Stock issuable upon conversion of all then outstanding Convertible Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of such Additional Shares of Common Stock.

            (iii) Issues of Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number, provided that if such instrument provides for an issuance of securities upon default, there shall be no adjustment to the Conversion Price as a result thereof until the occurrence of such default) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

            (A) No further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

            (B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase becoming effective, be recomputed to reflect such increase insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

            (C) Upon the expiration or termination of any unexercised Option, the Conversion Price shall be readjusted to the Conversion Price which would have been in effect had the Option not been granted;

            (D) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to the Conversion Price which would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change; and

            (E) No readjustment pursuant to clause (B) or (D) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

            (iv) Adjustment to Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date for a particular series of Convertible Preferred Stock issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii)), without consideration or for a consideration per share less than the applicable Conversion Price for such series of Convertible Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, (i) for the purpose of this Subsection 4(d)(iv), all shares of Common Stock issuable upon exercise or conversion of Options or Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding (other than shares excluded from the definition of "Additional Shares of Common Stock" by virtue of clause (IV) of Subsection 4(d)(i)(D)), and
(ii) the number of shares of Common Stock deemed issuable upon conversion of such outstanding Options and Convertible Securities shall not give effect to any adjustments to the conversion price or conversion rate of such Options or Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

      Notwithstanding the foregoing, the applicable Conversion Price for a particular series of Convertible Preferred Stock shall not be so reduced at such time if the amount of such reduction would be an amount less than $.05, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.05 or more.

            (v) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

            (A) Cash and Property:  Such consideration shall:

            (I) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

            (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

            (III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board.

            (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

            (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

            (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number, provided that if such instrument provides for an issuance of securities upon default, such securities shall not be included until the occurrence of such default, at which time the applicable Conversion Price for each series of Preferred Stock shall be adjusted to the Conversion Price which would have been in effect had such securities been included) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

      (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the applicable Conversion Prices then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of any series of Convertible Preferred Stock, the applicable Conversion Price for such series of Convertible Preferred Stock then in effect immediately before that subdivision shall be proportionately increased. If the Corporation shall at any time or from time to time after the Original Issue Date for a particular series of Convertible Preferred Stock combine the outstanding shares of Common Stock, the applicable Conversion Price for such series of Convertible Preferred Stock then in effect immediately before the combination shall be proportionately increased. If the Corporation shall at any time or from time to time after the Original Issue Date for a particular series of Convertible Preferred Stock combine the outstanding shares of such series of Convertible Preferred Stock, the applicable Conversion Price for such series of Convertible Preferred Stock then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

      (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date for a particular series of Convertible Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the applicable Conversion Price for such series of Convertible Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such a record date, by multiplying the Conversion Price then in effect by a fraction:

            (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

            (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this

Section 4(f) as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made to the Conversion Price of a particular series of Convertible Preferred Stock if the holders of such series of Convertible Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Convertible Preferred Stock had been converted into Class A Common Stock on the date of such event.

      (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for a particular series of Convertible Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of such series of Convertible Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Class A Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had such series of Convertible Preferred Stock been converted into Class A Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Convertible Preferred Stock; and provided further, however, that no such adjustment shall be made in respect of a particular series of Convertible Preferred Stock if the holders of such series of Convertible Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of such series of Convertible Preferred Stock had been converted into Class A Common Stock on the date of such event.

      (h) Adjustment for Reclassification, Exchange, or Substitution. If the Class A Common Stock issuable upon the conversion of the Convertible Preferred Stock shall be changed into the same or a different number of shares or any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Class A Common Stock into which such shares of Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

      (i) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is covered by Section 2(c)), each share of Convertible Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Class A Common Stock of the Corporation deliverable upon conversion of such Convertible Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Convertible Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Convertible Preferred Stock.

      (j) No Impairment; Purpose and Effect of Adjustments. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Convertible Preferred Stock against impairment.

      (k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price for a particular series of Convertible Preferred Stock pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of such series of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Convertible Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price of the Convertible Preferred Stock then in effect, and
(iii) the number of shares of Class A Common Stock and the amount, if any, of other property which then would be received upon the conversion of Convertible Preferred Stock.

      (l)   Notice of Record Date.  In the event:

            (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

            (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

           (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

            (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation; then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, and shall cause to be mailed to the holders of the Convertible Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

            (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

            (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

      5.    Mandatory Conversion of Preferred Stock.

      (a) Upon the request of the holders of Convertible Preferred Stock convertible into at least two-thirds of the total number of shares of Class A Common Stock issuable upon conversion of all then outstanding Convertible Preferred Stock or upon the closing of a public offering of Common Stock managed by a nationally recognized investment banking firm pursuant to a registration statement filed with the Commission setting forth an anticipated public offering price range, the mid-point of which is equal to or greater than the greater of:
(i) $7.50 per share (appropriately adjusted for stock splits, stock dividends, recapitalizations and similar events) or (ii) the lesser of (A) $12.50 per share (appropriately adjusted for stock splits, stock dividends, recapitalizations and similar events) or (B) three times the Conversion Price of the Series B Preferred Stock, and which would, based on such mid-point, result in gross proceeds to the Corporation and/or selling stockholders of at least $25,000,000 (a "Qualified Initial Public Offering") (the date upon which the earlier of such events occurs being herein referred to as the "Mandatory Conversion Date"), (i) all outstanding shares of Convertible Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the then effective conversion rate and (ii) the number of authorized shares of each series of Convertible Preferred Stock shall be automatically reduced by the number of shares of such series of Convertible Preferred Stock that had been designated as such series of Convertible Preferred Stock and all references to such series of Convertible Preferred Stock shall be deleted and shall be of no further force and effect. Notwithstanding the foregoing, there shall be no automatic mandatory conversion of the Convertible Preferred Stock upon the closing of a Qualified Initial Public Offering if immediately thereafter any shares of Series A Preferred Stock remain outstanding.

      (b) Upon the closing of a Qualified Initial Public Offering, each outstanding share of Series A-1 Preferred Stock shall automatically be converted into a number of shares of Class A Common Stock equal to (i) the Original Issue Price of the Series A-1 Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations and similar events), plus all accrued but unpaid dividends on such shares of Series A-1 Preferred Stock, divided by (ii) the per share price at which the Common Stock is sold to the public in the Qualified Initial Public Offering (the "IPO Price"). Upon the conversion of the Series A-1 Preferred Stock in accordance with the immediately preceding sentence, the number of authorized shares of Series A-1 Preferred Stock shall be automatically reduced by the number of shares of Series A-1 Preferred Stock that had been designated as Series A-1 Preferred Stock and all references to the Series A-1 Preferred Stock shall be deleted and shall be of no further force and effect. No fractional shares of Class A Common Stock shall be issued upon conversion of the Series A-1 Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the IPO Price.

      (c) All holders of record of shares of Preferred Stock will be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Convertible Preferred Stock and, if applicable, the Series A-1 Preferred Stock, pursuant to this Section 5. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Preferred Stock at such holder's address last shown on the records of the transfer agent for the Corporation (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Convertible Preferred Stock and, if applicable, Series A-1 Preferred Stock, shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Class A Common Stock to which such holder is entitled pursuant to this
Section 5. On the Mandatory Conversion Date, all rights with respect to the Convertible Preferred Stock and, if applicable, Series A-1 Preferred Stock, so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Class A Common Stock into which such Convertible Preferred Stock and, if applicable, Series A-1 Preferred Stock, has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Convertible Preferred Stock and, if applicable, Series A-1 Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Class A Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 4(b) and 5(b) in respect of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion.

      (d) All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and canceled and the shares of Preferred Stock represented thereby converted into Class A Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be, accordingly.

      6.    Mandatory Redemption.

      (a) On August 29, 2003 (the "Mandatory Redemption Date"), the Corporation will redeem each share of Series A Preferred Stock and Convertible Preferred Stock for an amount equal to the Original Issue Price thereof, plus any dividends declared or accrued but unpaid thereon, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares. Notwithstanding the foregoing, the Corporation shall have no obligation to redeem Preferred Stock pursuant to this Section 6(a) if both the holders of two-thirds or more of the outstanding shares of Series A Preferred Stock voting or acting as a separate class and the holders of Convertible Preferred Stock representing two-thirds or more of the voting power of the Convertible Preferred Stock voting or acting as a separate class, waive such obligation.

      (b) Upon the closing of a Qualified Initial Public Offering, the Company will redeem each share of Series A-2 Preferred Stock for an amount equal to the Original Issue Price of the Series A Preferred Stock, plus any dividends declared or accrued but unpaid thereon, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares.

      (c) If the funds of the Corporation legally available for redemption of the Preferred Stock on any date on which shares of Preferred Stock are required to be redeemed pursuant to Section 6(a) or 6(b) are insufficient to redeem all shares of Preferred Stock required to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares of Preferred Stock ratably on the basis of the respective redemption amount to which each holder of such shares of Preferred Stock would have been entitled on such date if the funds of the Corporation legally available therefor had been sufficient to redeem all shares of Preferred Stock required to be redeemed on such date. At any time thereafter when additional funds of the Corporation become legally available for the redemption of the Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of the shares of Preferred Stock which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence.

      (d) The Corporation shall provide notice of any redemption of Preferred Stock pursuant to this Section 6 specifying the time and place of redemption and the redemption price, by first class or registered mail, postage prepaid, to each holder of Preferred Stock to be then redeemed at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. If less than all the Preferred Stock owned by such holder is then to be redeemed, the notice will also specify the number of shares which are to be redeemed. Upon mailing any such notice of redemption, the Corporation will become obligated to redeem at the time of redemption specified therein all Preferred Stock specified therein (other than such shares of Preferred Stock as are duly converted pursuant to Section 4 prior to the close of business on the fifth full day preceding the designated redemption date). In case less than all Preferred Stock represented by any certificate is redeemed in any redemption pursuant to this Section 6, a new certificate will be issued representing the unredeemed Preferred Stock without cost to the holder thereof.

      (e) Any Preferred Stock redeemed pursuant to this Section 6 will be canceled and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized Preferred Stock accordingly.

      FIFTH. The incorporator of the Corporation is Tanisha L. Roebuck, whose mailing address is Choate, Hall & Stewart, Exchange Place, Boston, MA 02109.

      SIXTH. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

      SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the bylaws of the Corporation, subject to the powers of the shareholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

      EIGHTH. A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

      NINTH. The Corporation shall, to the fullest extent permitted from time to time under the General Corporation Law of the State of Delaware, indemnify each of its directors, officers and employees against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in respect of any action, suit or proceeding in which such director, officer or employee may be involved or with which he or she may be threatened, while in office or employed by the Corporation or thereafter, by reason of his or her actions or omissions in connection with services rendered directly or indirectly to the Corporation, such indemnification to include prompt payment of expenses in advance of the final disposition of any such action, suit or proceeding.

      TENTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.



                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

      IN WITNESS WHEREOF, the undersigned have hereunto signed their names and affirm that the statements made in this Third Amended and Restated Certificate of Incorporation are true under the penalties of perjury this 23rd day of December, 1999.



                                          VISTACARE, INC.



ATTEST:



/s/ Barry M. Smith                        /s/ David E. Daucher
------------------------------------      -----------------------------------
Barry M. Smith, President                 David E. Daucher, Secretary